Exhibit 10.20

CONTRACTOR/CONSULTANT:	• Timothy S. Nelson
CIVITAS CONTACT:	• Glenn Batchelder
EFFECTIVE DATE:	• December 12, 2013

CONSULTING AGREEMENT

This Consulting Agreement (together with its attachments, this “Agreement”) made as of the date written above (the “Effective Date”) is between Civitas Therapeutics, Inc., a Delaware corporation having an address at 190 Everett Ave., Chelsea, MA 02150 (“CIVITAS”) and the consultant named on the signature page (“Consultant”). CIVITAS desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to CIVITAS, all as provided in this Agreement.

1.	Definitions. The following terms have the meanings set forth below:

1.1	“Business Terms Exhibit” means the business terms and conditions set forth in the attached exhibit.

1.2	Confidential Information” means any non-public scientific, technical, trade or business information possessed or obtained by, developed for or given to CIVITAS which is treated by CIVITAS as confidential or proprietary, whether or not labeled or identified as “Confidential”. Confidential Information will include, without limitation, information prepared in full or in part for CIVITAS by Consultant, Materials and Developments (defined below) and information about or belonging to CIVITAS’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

1.3	“Developments” means concepts, inventions, know-how, techniques, improvements, writings, data, computer software, Materials and rights (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that result from the performance of the Consulting Services (defined below), and/or result from use Confidential Information of CIVITAS that relate to the Field (as defined in the Business Terms Exhibit)

1.4	“Materials” means all materials furnished by CIVITAS, all materials developed by Consultant in connection with the Consulting Services, and any materials, the cost of which are reimbursed to Consultant by CIVITAS hereunder.

1.5	“Term” means the term of this Agreement as set forth in the Business Term Exhibit.

2.	Consulting Services. CIVITAS retains Consultant and Consultant agrees to provide Consulting Services to CIVITAS (the “Consulting Services”) as it may from time to time reasonably request and as specified in the business terms exhibit attached to this Agreement (“Business Terms Exhibit”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and CIVITAS prior to commencement of the changes. Notwithstanding anything contained herein, in carrying out Consultant’s service as a member of the CIVITAS Board of Directors (the “Board”), Consultant shall remain subject to any and all fiduciary and other duties applicable under law.

3.	Consulting Relationship. Consultant agrees, as a condition of this Agreement, to the following terms:

3.1	Compliance.

a.	With Policies and Regulations. In performing the Consulting Services, Consultant will comply with all business conduct, regulatory, and health and safety guidelines or regulations established by CIVITAS or any governmental authority with respect to CIVITAS’s business.

b.	Absence of Debarment. Consultant represents that Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

3.2	Absence of Restrictions. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times so that they will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

3.3	Confidential Information of Third Parties. The performance of the Consulting Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Consultant will not disclose to CIVITAS any such confidential or proprietary information.

4.	Compensation. As full consideration for Consulting Services rendered under this Agreement, CIVITAS agrees to pay Consultant and reimburse expenses as set forth in the Business Terms Exhibit.

5.	Developments.

5.1	Ownership. All Developments will be the exclusive property of CIVITAS. All Developments that are “Works Made for Hire” as defined in the U.S. Copyright Act and other copyrightable works will be deemed, upon creation, to be assigned to CIVITAS. To the extent Developments have not been previously assigned to CIVITAS, Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to CIVITAS, without further compensation, all right, title and interest in and to all Developments. During and after the Term, Consultant will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of CIVITAS and at CIVITAS’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as CIVITAS will reasonably request, in order to perfect and enforce CIVITAS’s rights in the Developments. Consultant appoints CIVITAS its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so.

5.2	Work at Third Party Facilities. Unless covered by an appropriate agreement between any third party and CIVITAS, Consultant will not engage in any activities or use any third party facilities or intellectual property in performing the Consulting Services which could result in claims of ownership to any Developments being made by a third party.

6.	Confidentiality. During the Term and for a period of ten (10) years thereafter, Consultant will not publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, any Confidential Information. Consultant will exercise all reasonable precautions to physically protect the confidentiality of the Confidential Information. Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to CIVITAS. The obligations of non-disclosure will not apply to information which (a) was known to Consultant at the time it was disclosed, other than by previous disclosure by CIVITAS, as evidenced by Consultant’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; or (c) is lawfully and in good faith made available to Consultant by a third party who did not derive it, directly or indirectly, from CIVITAS.

7.	Expiration/Termination.

7.1	Term. This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit (the “Term”), unless sooner terminated pursuant to the express terms of this Section 7 or extended by mutual agreement of the parties.

7.2	Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

7.3	Termination by CIVITAS. CIVITAS may terminate this Agreement (a) immediately at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (i.e. breach of the confidentiality obligation) and/or (b) at any time without cause upon not less than fifteen (15) days’ prior written notice to Consultant.

7.4	Termination by Consultant. Consultant may terminate this Agreement immediately at any time upon written notice to CIVITAS.

7.5	Effect of Expiration/Termination. Upon expiration or termination, neither CIVITAS nor Consultant will have any further obligations under this Agreement, except that (a) the liabilities accrued through the date of expiration or termination, and (b) the terms of sections 1, 5, 6 and 8 will survive. Upon expiration or termination, and in any case upon CIVITAS’s request, Consultant will return immediately to CIVITAS all Confidential Information and copies thereof.

8.	Miscellaneous.

8.1	Independent Contractor; Taxes.

a.	Independent Contractor. All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between CIVITAS and Consultant. Subject to Section 5 of the Business Terms Exhibit, Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular CIVITAS employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, agent or officer with or of CIVITAS.

b.	Taxes. Consultant will pay all required taxes on Consultant’s income from CIVITAS under this Agreement. Consultant will provide CIVITAS with Consultant’s taxpayer identification number or social security number, as applicable.

8.2	Use of Name. Consultant consents to the use by CIVITAS of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that the materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to CIVITAS.

8.3	Notice. All notices must be written and sent to the address or facsimile number identified in this Agreement or a subsequent notice. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or as stated in the notice. Notices to CIVITAS must be marked “Chief Executive Officer.”

8.4	Assignment. This Agreement is a personal services agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that CIVITAS may assign this Agreement, in whole or in part, to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the business to which this Agreement relates.

8.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between CIVITAS and Consultant.

8.6	No Modification. This Agreement may be changed only by a writing signed by both parties.

8.7	Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable as a result of any other provision(s) being held to be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid, unenforceable or too broad, that provision will be appropriately limited and reformed to the maximum extent permitted by applicable law.

8.8	Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, U.S.A., without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

CIVITAS Therapeutics, INC.

By	/s/ Glenn Batchelder
duly authorized

Print Name	Glenn Batchelder

Title	CEO

CONSULTANT:

/s/ Timothy S. Nelson
duly authorized

Print Name	Timothy S. Nelson

Date	December 12, 2013

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BUSINESS TERMS EXHIBIT

Consulting Agreement with Timothy S. Nelson

1.	Consulting Services:

The Consultant shall serve as a member and chairman of the CIVITAS Board.

2.	Compensation:

a.	Fees. CIVITAS shall pay the Consultant a fee at the rate of $55,000 per year for Consulting Services rendered at the request of the CIVITAS hereunder. Fees for Consulting Services will be paid quarterly within thirty (30) days after the end of each fiscal quarter.

b.	Equity. Consultant shall receive an option to purchase 548,996 shares of CIVITAS common stock (the “Option”) upon approval of the Board and in accordance with CIVITAS policies and stock option plan. The exercise price per share of the Option will be determined by the Board when the Option is granted. Consultant will vest in the Option in equal monthly installments over 48 months of continuous service. Furthermore, if CIVITAS enters into a binding definitive agreement with regard to the Acquisition (as defined in the applicable stock option agreement) of CIVITAS by that certain entity from whom CIVITAS received a preliminary, non-binding indication of interest dated October 8, 2013 (the “Specified Party”) prior to Phase 2b Data (as defined in the applicable stock option agreement) and such Acquisition is consummated prior to July 1, 2014 with CIVITAS and the Specified Party maintaining exclusivity until the consummation of such Acquisition (a “2014 Sale”), then the vested portion of the shares subject to the Option shall be determined by adding sixteen (16) months to the Consultant’s actual service to CIVITAS, less any amount of vested shares that the Consultant had previously vested in prior to such acceleration. Notwithstanding the foregoing, 100% of the shares subject to the Option shall vest upon the consummation of an Acquisition that is not a 2014 Sale.

c.	Expenses. CIVITAS will reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in rendering the Consulting Services, provided that those expenses in excess of five hundred dollars ($500) per month have been approved in advance by CIVITAS. Further, all expenses must be confirmed by appropriate written expense statements and other supporting documentation.

d.	Invoicing/Payments. On the last day of each calendar month, Consultant will invoice CIVITAS for expenses incurred during the preceding month. Invoices will contain detail as CIVITAS may reasonably require and will be payable in U.S. Dollars. All undisputed payments will be made within forty five (45) days from CIVITAS’s receipt of Consultant’s invoice.

3.	Term: This Agreement will be for a term determined by the CIVITAS Board of Directors beginning on the Effective Date (the “Term”), and may be extended for additional periods, at CIVITAS’s option and with Consultant’s consent. Nothing in this Agreement should be construed to interfere with or otherwise restrict in any way the rights of CIVITAS and CIVITAS’ stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law or CIVITAS’ charter documents.

4.	The Field: shall be inhaled therapeutic programs CIVITAS is actively pursuing.

5.	Insurance: Notwithstanding Section 8.1(a) of the Agreement, the Consultant shall be covered by the Directors and Officers insurance policy consistent with the coverage of the other members of the CIVITAS Board.